EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
La Quinta Inns, Inc.
San Antonio, TX

     We consent to the incorporation by reference in this Joint Registration Statement on Form S-8 of Meditrust Corporation and Meditrust Operating Company of our report dated January 23, 1998, except for Note 17, which is as of February 12, 1998, relating to the combined balance sheets of La Quinta Inns, Inc. as of December 31, 1997 and 1996, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Meditrust Corporation and Meditrust Operating Company Joint Current Report on Form 8-K, dated March 31, 1998.


                                                           KPMG Peat Marwick LLP

San Antonio, Texas
June 19, 1998